Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDIODX, INC.

The undersigned, David Levison, hereby certifies that:

1.                                      He is the duly elected and acting President and Chief Executive Officer of CardioDx, Inc. a Delaware corporation.

2.                                      The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 17, 2003.

3.                                      The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is CardioDx, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, City of Dover, DE, 19901, County of Kent.  The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

Upon the effective date of the filing (the “Filing Date”) of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”), (i) each 10.5 outstanding shares of the Company’s Common Stock shall be combined and reconstituted as one (1) share of the Company’s outstanding Common Stock, (ii) each 10.5 outstanding shares of the Company’s Series AA Preferred Stock shall be combined and reconstituted as one (1) share of the Company’s outstanding Series AA Preferred Stock, (iii) each 10.5 outstanding shares of the Company’s Series BB Preferred Stock shall be combined and reconstituted as one (1) share of the Company’s outstanding Series BB Preferred Stock, (iv) each 10.5 outstanding shares of the Company’s Series CC-1 Preferred Stock shall be combined and reconstituted as one (1) share of the Company’s outstanding Series CC-1 Preferred Stock, and (v) each 10.5 outstanding shares of the Company’s Series CC-2 Preferred Stock shall be combined and reconstituted as one (1) share of the Company’s outstanding Series CC-2 Preferred Stock (collectively, the “Reverse Stock

Split”); provided, that the number of shares of Common Stock and Preferred Stock resulting from the Reverse Stock Split shall be rounded downward to the nearest whole share on a certificate by certificate basis. No further adjustment of any preference or price set forth in this Restated Certificate shall be made as a result of the Reverse Stock Split, as all share amounts, per share numbers and other provisions set forth in this Restated Certificate have been appropriately adjusted to reflect the Reverse Stock Split.  The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock, Series AA Preferred Stock, Series BB Preferred Stock, Series CC-1 Preferred Stock or Series CC-2 Preferred Stock are surrendered to the Corporation; provided however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless the registered holder of the certificate or certificates representing such shares of Common Stock, Series AA Preferred Stock, Series BB Preferred Stock, Series CC-1 Preferred Stock or Series CC-2 Preferred Stock surrenders to the Corporation the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate).

(A)                           Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 42,700,337 shares, each with a par value of $0.001 per share. 30,000,000 shares shall be Common Stock and 12,700,337 shares shall be Preferred Stock.

(B)                               Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series.  The first series of Preferred Stock shall be designated “Series AA Preferred Stock” and shall consist of 1,895,235 shares.  The second series of Preferred Stock shall be designated “Series BB Preferred Stock” and shall consist of 6,530,543 shares.  The third series of Preferred Stock shall be designated “Series CC-1 Preferred Stock” and shall consist of 2,249,768 shares.  The fourth series of Preferred Stock shall be designated “Series CC-2 Preferred Stock” and shall consist of 2,024,791 shares.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series AA Preferred Stock, the Series BB Preferred Stock, the Series CC-1 Preferred Stock, and the Series CC-2 Preferred Stock (collectively, the “Preferred Stock”) are as set forth below in this Article IV(B).

1.                                      Dividend Provisions.  The holders of shares of Series BB Preferred Stock, Series CC-1 Preferred Stock, and Series CC-2 Preferred Stock (together, the “Senior Preferred Stock”) shall be entitled to receive (on a pari passu basis) dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Series AA Preferred Stock or the Common Stock of the Corporation, at the rate of (a) $0.84 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series BB Preferred Stock, (b) $1.1025 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series CC-1 Preferred Stock, and (c) $1.2285 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series CC-2 Preferred Stock, in each instance payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”).  After payment of such dividends, the holders of shares of Series AA Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of $0.84 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series AA Preferred Stock. Such dividends (the “Accruing Dividends”) shall accrue on such shares of Preferred Stock from and after the applicable issuance date of such shares, whether or not declared, and shall be cumulative to the extent not actually paid; provided however, that except as set forth in Section 2(a) or Section 3 below, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends.  After payment of such Accruing Dividends, any additional dividends shall be distributed among the holders of Common Stock and Preferred Stock pro rata based on the number of shares of Common Stock then held by each such holder (determined on an as-converted to Common Stock basis); provided, however that the foregoing shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(d)(ii) hereof are applicable, or any repurchase of any outstanding securities of the Corporation that is approved by (i) the Board of Directors and (ii) if required by this Restated Certificate, the Required PS Holders (as defined below).

2.                                      Liquidation.

(a)                                 Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distribution to the holders of Preferred Stock shall be made, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, in the following manner:

(i)                                     Senior Preferred Stock.  The holders of the Senior Preferred Stock shall be entitled to receive (on a pari passu basis), prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (a) $10.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series BB Preferred Stock then held by them, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (such aggregate preferential amount for all outstanding shares of Series BB Preferred Stock, the “Series BB Preference Amount”), (b) $13.797 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series CC-1 Preferred Stock then held by them, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (such aggregate preferential amount for all outstanding shares of Series CC-1 Preferred Stock, the “Series CC-1 Preference Amount”), and (c) $15.33 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series CC-2 Preferred Stock then held by them, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (such aggregate preferential amount for all outstanding shares of Series CC-2 Preferred Stock, the “Series CC-2 Preference Amount” and together with the Series BB Preference Amount and the Series CC-1 Preference Amount, the “Senior Preferred Preference Amount”).  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii)                                  Series AA Preferred Stock.  Upon the completion of the distribution required by Section 2(a)(i) above, if assets remain in the Corporation, the holders of the Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $10.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series AA Preferred Stock then held by them, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, following the distribution of the Senior Preferred Preference Amount in full to the holders of the Senior Preferred Stock pursuant to Section 2(a)(i) hereof, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                                 Remaining Assets.  Upon the completion of the distributions required by Section 2(a) above, if assets remain in the Corporation, the holders of the Senior Preferred Stock and of the Common Stock shall receive the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Senior Preferred Stock into Common Stock) until (i) the holders of the Series CC-1 Preferred Stock shall have received an aggregate of $41.391 per share of Series CC-1 Preferred Stock (including amounts paid pursuant to Section 2(a) above) (as adjusted for stock splits, stock dividends, reclassification and the like), (ii) the holders of the Series CC-2 Preferred Stock shall have received an aggregate of $45.99 per share of Series CC-2 Preferred Stock (including amounts paid pursuant to Section 2(a) above) (as adjusted for stock splits, stock dividends, reclassification and the like), and (iii) the holders of the Series BB Preferred Stock shall have received an aggregate of $31.50 per share of Series BB Preferred Stock (including amounts paid pursuant to Section 2(a) above) (as adjusted for stock splits, stock dividends, reclassification and the like); thereafter, if assets remain in the Corporation, the holders of the Common Stock shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(c)                                  Certain Acquisitions.

(i)                                     Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur, unless otherwise determined by the Required PS Holders (as defined below), if (A) the Corporation shall sell, convey, exclusively license, or otherwise dispose of all or substantially all of its property, intellectual property or business, in each case in one transaction or a series of related transactions, or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) or (B) if there is any other business transaction or series of transactions to which the Corporation is a party as a result of which stockholders immediately prior to the transaction hold less than a majority of the voting interest of the Corporation (or its successor) after the transaction (taking account only of stock of the Corporation held by such stockholders prior to the transaction) or (C) if there is any transaction in which any shares of Preferred Stock are converted into any other property or security, other than Common Stock or the shares of Preferred Stock issued in connection with the Reverse Stock Split (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the capital stock of the Corporation or the surviving or acquiring entity after such transaction in substantially the same ownership proportion as their ownership immediately prior to the transaction.  The term “Required PS Holders” means holders of at least 60% of then outstanding Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

(ii)                                  Valuation of Consideration.  In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability:

(1)                                 If traded on a securities exchange, the value shall be based on the formula set forth in the definitive agreements for the Liquidation Transaction or, if no such formula, then based on the average of the closing prices of the securities on such securities exchange over the twenty (20) business day period ending three (3) days prior to the closing of such transaction;

(2)                                 If actively traded over-the-counter, the value shall be based on the formula set forth in the definitive agreements for the Liquidation Transaction or, if no such formula, then based on the average of the closing bid prices over the twenty (20) business day period ending (3) three days prior to the closing of such transaction; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)                               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)                               Allocation of Escrow; Installment or Contingent Payments.   In the event of a Liquidation Transaction pursuant to Section 2(c)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and (b)  after taking into account the previous payment of the Initial Consideration as part of the same transaction with such calculation performed each time additional consideration is paid in connection with such Liquidation Transaction.  For avoidance of doubt in applying distributions upon a liquidation, dissolution or winding up of the Corporation (including a Liquidation Transaction) pursuant to Sections 2(a) and (b) that involves installment or contingent payments, the holders of the Preferred Stock will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, that is the greater of (i) the amounts specified in Section 2(a) and, if applicable, Section 2(b) (without giving effect to Section 2(d)), and (ii) the amount to which such holder of Preferred Stock would have been entitled to on an as-if-converted to Common Stock basis, taking into account cumulative installment or contingent payments, after giving effect to Section 2(d).

(iv)                              Effect of Noncompliance.  In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to Article IV(D)(2).

(d)                                 No Necessity to Convert.  Notwithstanding the foregoing, upon any liquidation, dissolution or winding up or Liquidation Transaction (a “Liquidation Event”), each holder of a series of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 2(a) and, if applicable, Section 2(b) (without giving effect to this Section 2(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares of Preferred Stock had been converted to Common Stock immediately prior to such Liquidation Event, giving effect to this Section 2(d), with respect to all series of Preferred Stock simultaneously.

3.                                      Redemption.  The Corporation shall be obligated to redeem the Preferred Stock as follows:

(a)                                 Redemption.  During the period commencing on the date that is the fourth anniversary of the latest to occur of the Initial Closing, the last Elective Closing, or the Milestone Closing (each as defined in the Series CC Preferred Stock Purchase Agreement, by and among the Corporation and the other parties thereto, dated August 13, 2012 (the “Purchase Agreement”)) and ending on the date that is 270 days after such fourth anniversary (the “Redemption Election Period”), the Required PS Holders may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding shares of Preferred Stock in three (3) annual installments commencing not more than 180 days after receipt by the Corporation of written notice of such election of the Required PS Holders (such written notice, the “Redemption Election” and each payment date being referred to herein as a “Redemption Date”); provided that the Corporation shall receive the Redemption Election at least 60 days prior to the first Redemption Date.  The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Preferred Stock to be redeemed on such Redemption Date an amount equal to (i) $10.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) on each outstanding share of Series AA Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon through the applicable Redemption Date, whether or not declared, together with any other dividends declared but unpaid thereon, (ii) $10.50 per share (as adjusted for stock splits, stock dividends, reclassification and the like) on each outstanding share of Series BB Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon through the applicable Redemption Date, whether or not declared, together with any other dividends declared but unpaid thereon, (iii) $13.797 per share (as adjusted for stock splits, stock dividends, reclassification and the like) on each outstanding share of Series CC-1 Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon through the applicable Redemption Date, whether or not declared, together with any other dividends declared but unpaid thereon, and (iv) $15.33 per share (as adjusted for stock splits, stock dividends, reclassification and the like) on each outstanding share of Series CC-2 Preferred Stock, plus any Accruing Dividends accrued but unpaid thereon through the applicable Redemption Date, whether or not declared, together with any other dividends declared but unpaid thereon.  The total amount to be paid for the shares of Preferred Stock designated for redemption is hereinafter referred to as the “Redemption Price.”  The number of shares of Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies), provided that shares subject to redemption pursuant to this Section 3(a) shall be redeemed first from each holder of Senior Preferred Stock on a pari passu, pro rata basis, based on the number of shares of Senior Preferred Stock then held and then from each holder of Series AA Preferred Stock on a pro rata basis, based on the number of shares of Series AA Preferred Stock then held such that (y) the holders of shares of Senior Preferred Stock shall receive their aggregate Redemption Price on all such shares of Senior Preferred Stock in full prior and in preference to any payment of the Redemption Price to holders of shares of Series AA Preferred Stock and (z) only after the payment in full of the Redemption Price to the holders of shares of Senior Preferred Stock shall the holders of shares of Series AA Preferred Stock receive their aggregate Redemption Price on all such shares of Series AA Preferred Stock.  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, the Corporation shall (x) first redeem all or a pro rata portion of each holder’s shares of Senior Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Senior Preferred Stock to be redeemed if the legally available funds were sufficient to redeem all such shares, (y) next redeem on a pari passu, pro rata basis any remaining shares of Senior Preferred Stock that have yet to be redeemed as soon as practicable after the Corporation has funds legally available therefor and (z) lastly redeem on a pro rata basis the remaining shares of Series AA Preferred Stock that have yet to be redeemed as soon as practicable after the Corporation has funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares of Series AA Preferred Stock to be redeemed if the legally available funds were sufficient to redeem all such shares.

(b)                                 Redemption Notice.  At least 30 days but no more than 60 days prior to each Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Preferred Stock to be redeemed setting forth (A) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (B) the Redemption Date and the Redemption Price for the shares to be redeemed on such Redemption Date; and (C) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock required to be redeemed on such Redemption Date, then the Corporation shall so notify the holders of Preferred Stock and shall redeem such shares of Preferred Stock in accordance with the last sentence of Section 3(a) above.

(c)                                  Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 below, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the applicable Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d)                                 Rights Subsequent to Redemption.  If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate (including without limitation the Conversion Rights in Section 4 below), except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), provided that in the event that shares of Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(e)                                  No Other Dividends.  Upon receipt by the Corporation of the Redemption Election, the Corporation shall not declare or pay any dividend until the redemption of all shares of the Preferred Stock have been completed in full.

4.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $10.50 in the case of Series AA Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), (ii) $10.50 in the case of Series BB Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), (iii) $13.797 in the case of Series CC-1 Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), and (iv) $15.33 in the case of Series CC-2 Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial conversion price (the “Conversion Price”) per share shall be $10.50 for shares of Series AA Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), $10.50 for shares of Series BB Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), $13.797 for shares of Series CC-1 Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), and $15.33 for shares of Series CC-2 Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like).  Such Conversion Price shall be subject to adjustment as set forth in Section 4(d).  In the event that the Corporation has sent a Redemption Notice to the holders of Preferred Stock pursuant to Section 3 above, the Conversion Rights of the shares of Preferred Stock designated for redemption on the next applicable Redemption Date shall terminate as provided in Section 3(d) above.

(b)                                 Automatic Conversion; Special Mandatory Conversion.

(i)                                     Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), at a public offering price reflecting a fully-diluted, pre-money valuation (assuming full conversion and exercise of all convertible or exercisable securities and including all reserved but unissued shares under the Equity Compensation Plans (as defined below)) of the Corporation of at least $300,000,000 with aggregate gross proceeds in excess of $50,000,000 (or such lower gross proceeds as is approved by the Board of Directors of the Corporation, including the approval of at least a majority of the Preferred Directors (as defined below) then in office) and pursuant to which the Corporation’s Common Stock is listed on the NASDAQ Stock Market, the New York Stock Exchange or any of their respective successor exchanges or (ii) the date specified by (A) written consent or agreement of the Required PS Holders and, if such date is before December 31, 2013, (B) written consent or agreement of at least 55% of the then outstanding Series CC-1 Preferred Stock and Series CC-2 Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Required CC Holders”). The term “Equity Compensation Plans” means the equity compensation plans of the Corporation from which the Corporation is able to grant securities prior to such public offering.

(ii)                                  Special Mandatory Conversion. In the event that any holder of shares of Series CC-1 Preferred Stock or Series CC-2 Preferred Stock (together with its Affiliates) does not purchase at least such holder’s Milestone Allocation after the Initial Closing and on or prior to the Milestone Closing, if any (provided that such holder is required to purchase such Milestone Allocation pursuant to the Purchase Agreement and that the Corporation has sent to such holder at least 5 business days prior written notice of the Milestone Closing), then each share of Series CC-1 Preferred Stock and Series CC-2 Preferred Stock then held by such holder and such holder’s Affiliates shall automatically, and without any further action on the part of such holder or any other person or entity, be converted into shares of Common Stock at the Conversion Price at the time in effect for such share, effective at 5:00 p.m. Pacific Time on the date of the Milestone Closing, and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent (the “Special Mandatory Conversion”).  For purposes of this Restated Certificate, including this Section 4(b)(ii), the following definitions shall apply:

(A)                               “Affiliate” of a stockholder shall mean as a person or entity controlling, controlled by or under common control with such stockholder.

(B)                               “Initial Closing” shall have the meaning set forth in the Purchase Agreement.

(C)                               “Milestone Closing” shall have the meaning set forth in the Purchase Agreement.

(D)                               “Milestone Allocation” shall have the meaning set forth in the Purchase Agreement.

(c)                              Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered.  Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of such series of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)                                 Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     Issuance of Additional Stock below Purchase Price.  If the Corporation should issue, at any time after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)                               Adjustment Formula.  Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the

“Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock.  For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B)                               Definition of “Additional Stock”.  For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date) other than Exempted Securities.  The term “Exempted Securities” means:

(1)                                 Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof or shares of Preferred Stock issued pursuant to the Reverse Stock Split;

(2)                                 Shares of Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation, or other persons performing services for the Corporation, pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, including the approval of at least (i) 50% of the Preferred Directors then in office and (ii) one of the Senior Preferred Directors then in office (as defined below) (such approval of the Board of Directors, “Super Board Approval”);

(3)                                 Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, equipment lessors, landlords, brokers or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the principal purpose of which is other than raising capital through the sale of equity securities of the Corporation and the terms of which are approved by Super Board Approval;

(4)                                 Common Stock or Preferred Stock issuable upon conversion or exercise of convertible or exercisable securities outstanding as of the date of this Restated Certificate;

(5)                                 Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by Super Board Approval;

(6)                                 Common Stock issued or issuable upon conversion of the Preferred Stock;

(7)                                 Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(8)                                 Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture,

technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by Super Board Approval;

(9)                                 Shares of Common Stock issued or issuable to consultants of the Corporation that are entities or to other entities performing services for the Corporation, which issuances are approved by Super Board Approval; and

(10)                          Shares of Series CC-1 Preferred Stock and Series CC-2 Preferred Stock issued pursuant to the Purchase Agreement.

(C)                               No Fractional Adjustments.  No adjustment of the Conversion Price for any series of the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)                               Determination of Consideration.         In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E)                                Deemed Issuances of Common Stock.  In the case of the issuance (whether before, on or after the Filing Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) but excluding the Reverse Stock Split, the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

(2)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)                                 Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)                                 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F)                                 No Increased Conversion Price.  Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)                                  Stock Splits and Dividends.  In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)                               Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(e)                                  Other Distributions.  In the event the Corporation shall declare a distribution (other than (i) a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B) or (ii) the redemption of the Preferred Stock in accordance with Section 3 above) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)                                  No Impairment.  The Corporation will not, without the appropriate vote of the stockholders under the DGCL or Section 6 of this Article IV(B), through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)                                 No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of any series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share on a certificate by certificate basis.

If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of a series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i)                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of a series of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)                                    Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of such series of Preferred Stock as follows: (i) with respect to the Series AA Preferred Stock, of at least 66 2/3% of the outstanding shares of Series AA Preferred Stock, (ii) with respect to the Series BB Preferred Stock, of at least 55% of the outstanding shares of Series BB Preferred Stock, (iii) with respect to the Series CC-1 Preferred Stock, of at least 72% of the outstanding shares of Series CC-1 Preferred Stock or (iv) with respect to the Series CC-2 Preferred Stock, of at least 72% of the outstanding shares of Series CC-2 Preferred Stock.  Any such waiver shall bind all future holders of shares of such series of Preferred Stock, as applicable.

5.                                      Voting Rights; Directors.

(a)                                 Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the Preferred Stock shall be entitled to elect seven members of the Board of Directors (each such member, a “Preferred Director”) as follows:  (AA) the holders of the Series AA Preferred Stock, voting together as a separate series, shall be entitled to elect three members of the Board of Directors (each such member, a “Series AA Preferred Director”), (BB) the holders of the Series BB Preferred Stock, voting together as a separate series, shall be entitled to elect three members of the Board of Directors (each such member, a “Series BB Preferred Director”), and (CC) the holders of the Series CC-1 Preferred Stock and the Series CC-2 Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one member of the Board of Directors (the “Series CC Preferred Director” and together with the Series BB Preferred Directors, the “Senior Preferred Directors”); (ii) the holders of the Common Stock, as a class, shall be entitled to elect one member of the Board of Directors (each such member, a “Common Director”); and (iii) the holders of the Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors (each such member, a “Joint Director”).

(c)                                  In the case of any vacancy in the office of the Preferred Director occurring among such Preferred Directors elected by the holders of Preferred Stock in accordance with the provisions of Section 5(b) above, the holders of applicable series of Preferred Stock, voting together as a separate series, shall elect a successor or successors to serve for the unexpired term of the Preferred Director whose office is vacant.  In the case of any vacancy in the office of the Common Director occurring among the Common Directors elected by the holders of Common Stock in accordance with the provisions of Section 5(b) above, the holders of Common Stock, voting separately as a class, shall elect a successor to serve for the unexpired term of the Common Director whose office is vacant.  In the case of any vacancy in the office of the Joint Director occurring among the Joint Directors elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, in accordance with the provisions of Section 5(b) above, the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall elect a successor or successors to serve for the unexpired term of the Joint Director whose office is vacant.  Any directorship not so filled shall remain vacant until such time as the holders of, as applicable, the respective series of Preferred Stock, the Common Stock or, together, the Common Stock and Preferred Stock, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class or series, as applicable.

6.                                      Protective Provisions.

(a)                                 Class Vote.  So long as any shares of Preferred Stock remain outstanding, the Corporation shall not (directly or indirectly, by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Required PS Holders:

(i)                                     effect a liquidation, dissolution or winding up of the Corporation (including a Liquidation Transaction);

(ii)                                  alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares of such class;

(iii)                               (A) increase the authorized number of shares of Series AA Preferred Stock, Series BB Preferred Stock, Series CC-1 Preferred Stock, or Series CC-2 Preferred Stock, or (B) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than the Series AA Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series AA Preferred Stock, Series BB Preferred Stock, Series CC-1 Preferred Stock, or Series CC-2 Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(iv)                              redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose), or pay or declare any dividend (other than a dividend payable solely in Common Stock) or any distribution on, any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (A) the redemption of the Preferred Stock in accordance with Section 3 above, (B) any dividends or distributions to which the provisions of Section 4(d)(ii) or Section 4(e) apply and (C) the repurchase of shares of Common Stock (which repurchase is approved by Super Board Approval) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(v)                                 amend this Restated Certificate or the Corporation’s Bylaws;

(vi)                              change the authorized number of directors of the Corporation;

(vii)                           encumber all or substantially all of the Corporation’s property or business or grant an exclusive license for all or substantially all of its intellectual property assets;

(viii)                        increase the shares of the Corporation’s Common Stock reserved for issuance under the 2004 Stock Plan, as amended, or adopt any new equity incentive plan or arrangement of the Corporation;

(ix)                              increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock; or

(x)                                 incur any indebtedness in excess of $1,000,000 in the aggregate in any 12-month period, except for debt arising from the commercial bank loans, loans from institutional or other third-party lenders, equipment leases and similar arrangements approved by the Board of Directors.

(b)                                 Series CC Preferred Stock Vote.  The Corporation shall not (directly or indirectly, by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Required CC Holders:

(i)                                     adversely alter or change the rights, preferences or privileges of the Series CC-1 Preferred Stock or the Series CC-2 Preferred Stock; provided, however, that the creation of an additional series of Preferred Stock with rights, preferences or privileges on a parity with the Series CC-1 Preferred Stock or the Series CC-2 Preferred Stock in and of itself will not require this additional approval;

(ii)                                  increase the authorized number of shares of Series CC-1 Preferred Stock or Series CC-2 Preferred Stock;

(iii)                               prior to the Milestone Period End Date (as defined in the Purchase Agreement) issue any equity security, including any security convertible into or exercisable for any equity security, other than those issued pursuant to the Purchase Agreement and Exempted Securities;

(iv)                              prior to the date that is the later of (A) the Milestone Period End Date and (B) if at least an aggregate of $17,500,000 of Series CC-1 Preferred Stock and/or Series CC-2 Preferred Stock are sold in Elective Closings and/or the Milestone Closing prior to the Milestone Period End Date, December 31, 2013 (such date, the “Series CC Additional Vote Date”), authorize or issue, or obligate itself to issue, any other equity security (other than those issued pursuant to the Purchase Agreement) convertible into or exercisable for any equity security, having a preference over the Series CC-1 Preferred Stock or Series CC-2 Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(v)                                 prior to the Series CC Additional Vote Date, authorize any public offering with a public offering price reflecting a fully-diluted, pre-money valuation (assuming full conversion and exercise of all convertible or exercisable securities and including all reserved but unissued shares under the Equity Compensation Plans) of the Corporation of less than $300,000,000;

(vi)                              prior to the Series CC Additional Vote Date, authorize any Liquidation Transaction with a sale price reflecting a fully-diluted, pre-money valuation of the Corporation of less than $300,000,000; or

(v)                                 prior to the Series CC Additional Vote Date, increase the shares of the Corporation’s Common Stock reserved for issuance under the 2004 Stock Plan, as amended, or adopt any new equity incentive plan or arrangement of the Corporation.

(c)                                  Series BB Preferred Stock Vote.  The Corporation shall not (directly or indirectly, by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 55% of the then outstanding shares of Series BB Preferred Stock, voting together as a separate series, adversely alter or change the rights, preferences or privileges of the Series BB Preferred Stock; provided, however, that the creation of an additional series of Preferred Stock with rights, preferences or privileges on a parity with the Series BB Preferred Stock in and of itself will not require this additional approval.

(d)                                 Series AA Preferred Stock Vote.  The Corporation shall not (directly or indirectly, by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3% of the then outstanding shares of Series AA Preferred Stock, voting together as a separate series, adversely alter or change the rights, preferences or privileges of the Series AA Preferred Stock in a manner differently than any other series of Preferred Stock; provided, however, that the creation of an additional series of Preferred Stock with rights, preferences or privileges on a parity with or senior to the Series BB Preferred Stock in and of itself will not require this additional approval.

7.                                      Status of Redeemed or Converted Stock.  In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections 3 or 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation.  This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)                               Common Stock.

1.                                      Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.                                      Redemption.  The Common Stock is not redeemable; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

4.                                      Voting Rights.  Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  Subject to the appropriate vote of the Preferred Stock under Section 6(b) of Article IV(B), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(D)                               Notices.

1.                                      Manner of Notices.  Any notice required by the provisions of this Restated Certificate to be given to stockholders shall be deemed given, subject to the additional provisions outlined below, (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation, or (ii) if given by electronic communication in compliance with the provisions of the DGCL, and if applicable, any contractual agreement between the Corporation and a stockholder regarding electronic communications for any notice required by the provisions of this Restated Certificate.  Notwithstanding the other provisions of this Restated Certificate, all notice periods or notice requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, (a) with respect to notice rights of the Preferred Stock as a class, upon the written consent of the Required PS Holders, (b) with respect to notice rights of a specific series of the Preferred Stock, upon the written consent or vote of the holders of such series of Preferred Stock that are entitled to such notice rights as follows: of at least 66 2/3% of the outstanding shares of Series AA Preferred Stock, of at least 55% of the outstanding shares of Series BB Preferred Stock, or of the Required CC Holders, as applicable, and (c) with respect to all other notice rights of the capital stock, upon the written consent of the holders of at least a majority of the outstanding shares of capital stock of the Corporation, voting together as a single class on an as-converted to Common Stock basis; provided however that with respect to a Liquidation Transaction, all notice periods or notice requirements of the Preferred Stock may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the Required PS Holders.

2.                                      Notices of Liquidation Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days before the stockholders’ meeting (if any) called to approve such Liquidation Transaction, or 10 days before the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval (if any) and closing of such Liquidation Transaction.  The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of Section 2 of Article IV(B) and the Corporation shall thereafter give such holders prompt notice of any material changes.  Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

3.                                      Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of each affected class, at least 10 days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

ARTICLE V

The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)                               To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

(B)                               The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)                               Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Palo Alto, California, on November 13, 2013.

/s/ David Levison
David Levison, President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CARDIODX, INC.